Exhibit 10.1

PRESS RELEASE

Magic Reports First Quarter 2014 Results with Revenues Increasing 23% Year over Year to $40.9 Million, and Net Income Increasing 28% Year over Year to $4.5 Million

Non-GAAP operating income increased 23% year over year to $6.4 million

Or Yehuda, Israel, May 7, 2014 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the quarter ended March 31, 2014.

Financial Highlights for the First Quarter Ended March 31, 2014

•	Revenues for the first quarter increased 23% year over year to $40.9 million from $33.4 million in the same period last year.

•	Operating income for the first quarter increased 28% to $6.0 million, compared to $4.6 million in the same period last year; Non-GAAP operating income for the first quarter increased 23% to $6.4 million, compared to $5.2 million in the same period last year.

•	Net income for the first quarter increased 28% to $4.5 million compared to $3.5 million in the same period last year; Non-GAAP net income for the first quarter increased 17% to $5.0 million, compared to $4.2 million in the same period last year.

•	Operating cash flow for the quarter amounted to $4.5 million.

•	During the first quarter, we successfully raised net proceeds of approximately $54.7 million in a public offering. As of March 31, 2014 our total cash, cash equivalents and short-term investments amounted to $87.9 million.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “I am very pleased to report another excellent quarter with strong performance across our products and professional services in all regions. Our revenue streams are growing in line with Magic’s strategic development goals."

“This strong start to 2014 along with the additional capital from our recent public offering puts us on track to continue to create and deliver long-term shareholder value. We are confident in our growth strategy and are establishing revenue guidance in the range of $161 million to $165 million for the full-year 2014,” added Bernstein.

Conference Call Details

Magic’s Management will host an interactive conference today, May 7, at 10:00am Eastern Time (7:00am Pacific Time, 17:00 Israel Time). On the call, management will review and discuss the results, and will also be available to answer investors’ questions.

To participate, please call one of the following teleconferencing numbers. Please begin placing your calls at least 10 minutes before the conference call commences. If you are unable to connect using the toll-free numbers, call the international dial-in number.

NORTH AMERICA: 1.888.407.2553

UK: 0 800 917 5108

ISRAEL: 03 918 0610

INTERNATIONAL: +972 3 918 0610

For those unable to listen to the live call, a replay of the call will be available for three months from the day after the call under the investor relations section of Magic’s website.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration; and

•	The related tax effects of the above items.

Summary of Non-GAAP Financial Information

U.S. Dollars in thousands, except per share amounts

	Three months ended
	March 31,
	2014	2013
	Unaudited
Non-GAAP
Revenues	$40,949	$33,414
Gross profit	23,260	18,875
Operating income	6,408	5,231
Net income attributable to Magic Software shareholders	4,962	4,240
Basic earnings per share	0.13	0.12
Diluted earnings per share	0.12	0.11

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Forward Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements (although not all forward-looking statements include such words). These forward-looking statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in our Annual Report on Form 20-F for the year ended December 31, 2013 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2014	2013
	Unaudited
Revenues	$40,949	$33,414
Cost of Revenues	24,307	19,890
Gross profit	16,642	13,524
Research and development, net	1,180	883
Selling, marketing and general and
administrative expenses	9,509	8,000
Total operating costs and expenses	10,689	8,883
Operating income	5,953	4,641
Financial expenses, net	(139)	(398)
Income before taxes on income	5,814	4,243
Taxes on income	966	495
Net income	$4,848	$3,748
Net income attributable to non-controlling interests	(353)	(228)
Net income attributable to Magic Software's Shareholders	$4,495	$3,520
Net earnings per share attributable to
Magic Software's shareholders:
Basic	$0.11	$0.10
Diluted	$0.11	$0.10
Weighted average number of shares used in
computing net earnings per share attributable to
Magic Software's shareholders:
Basic	39,505	36,594
Diluted	39,858	37,096

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP AND NON-GAAP RESULTS

STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES

U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2014	2013
	Unaudited
GAAP gross profit	$16,642	$13,524
Amortization of capitalized software	954	973
Amortization of other intangible assets	46	45
Stock-based compensation	1	4
Non-GAAP gross profit	$17,643	$14,546

GAAP operating income	$5,953	$4,641
Gross profit adjustments	1,001	1,022
Amortization of other intangible assets	910	689
Capitalization of software development	(1,099)	(1,210)
Change in valuation of contingent consideration	(400)	-
Stock-based compensation	43	89
Non-GAAP operating income	$6,408	$5,231

GAAP net income attributable to Magic Software's shareholders	$4,495	$3,520
Operating income adjustments	455	590
Unwinding of discount in connection with liabilities due to acquisitions	-	207
Amortization expenses attributed to redeemable non-controlling interests	(37)	(30)
Deferred taxes on the above items	49	(47)

Non-GAAP net income attributable to Magic Software's shareholders	$4,962	$4,240
Non-GAAP basic net earnings per share
attributable to Magic Software shareholders	0.13	0.12
Weighted average number of shares used in
computing basic net earnings per share	39,505	36,594

Non-GAAP diluted net earnings per share
attributable to Magic Software shareholders	0.12	0.11
Weighted average number of shares used in
computing diluted net earnings per share	39,897	37,148

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2014	2013
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$87,419	$35,134
Available-for-sale marketable securities	439	854
Trade receivables, net	37,357	31,976
Other accounts receivable and prepaid expenses	5,737	5,209
Total current assets	130,952	73,173

LONG-TERM RECEIVABLES:
Severance pay fund	415	403
Other long-term receivables	3,888	3,792
Total long-term receivables	4,303	4,195

PROPERTY AND EQUIPMENT, NET	1,989	1,773
INTANGIBLE ASSETS AND GOODWILL, NET	87,467	87,862

TOTAL ASSETS	$224,711	$167,003

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$1,055	$1,055
Trade payables	4,574	4,149
Accrued expenses and other accounts payable	16,140	16,937
Deferred tax liability	1,979	2,567
Deferred revenues	8,245	3,294
Total current liabilities	31,993	28,002

NON-CURRENT LIABILITIES:
Long-term debt	2,037	2,274
Long-term deferred tax liabilty	2,106	2,204
Liabilities due to acquisition activities	539	1,396
Accrued severance pay	1,336	1,275
Total non-current liabilities	6,018	7,149

REDEEMABLE NON-CONTROLLING INTEREST	2,848	2,721

SHAREHOLDERS' EQUITY:
Magic Software Shareholders' equity	182,675	128,144
Non-controlling interests	1,177	987
Total shareholders' equity	183,852	129,131

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$224,711	$167,003